Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	February 4, 2009
Unaudited Fourth Quarter/Annual Report	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND YEAR

Indianapolis, Indiana, February 4, 2009—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced fourth quarter operating income, defined as net income before investment gains and losses, of $7.8 million or $.52 per share, reduced by fourth quarter investment losses of $7.7 million or $.51 per share, resulting in a net income for the quarter of $.1 million or $.01 per share. This compares to operating income of $.30 per share, investment gains of $1.04 per share and net income of $1.34 per share for the fourth quarter of 2007. Investment losses reflected the significant worldwide loss of value in equities continuing in the fourth quarter.

For the full year, operating income of $23.3 million or $1.55 per share was reduced by investment losses of $1.91 per share, or $28.8 million, resulting in a net loss of $.36 per share, or $5.5 million. This compares to 2007’s results of $1.91 per share in operating income, $1.72 per share in investment gains and net income of $3.63 per share.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 3.8% compared to the 2007 period, as volume increases in the Company’s property reinsurance and private passenger automobile products offset declines for fleet transportation.

Premiums written by the Company’s insurance subsidiaries for the current year increased 7.0% compared to 2007, as volume increases in the Company’s property reinsurance and fleet transportation products were strong while premium volume for private passenger automobile lagged behind the prior year.

Net premium earned increased by 2.8% to $46.7 million for the fourth quarter of 2008. For the year, earned premium increased by 1.8% to $182.3 million. The changes in net premium earned, compared to premium written, reflect the increased utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 90.8%, producing an underwriting gain of $4.3 million, compared to last year’s underwriting loss of $.3 million on a quarterly consolidated combined ratio of 100.6%. The current quarter combined ratio reflects improved underwriting results in both of our segments with property reinsurance improving significantly due to fewer catastrophes occuring during this year’s fourth quarter. For the year, the consolidated combined ratio was 94.4%, producing underwriting profits of $10.3 million, compared to last year’s combined ratio of 91.1%

with virtually all of this difference attributable to hurricane losses during 2008 impacting the Company’s property reinsurance business.

Pre-tax investment income decreased 11% for the current year fourth quarter. Net investment income, after tax, decreased 7% from the prior year fourth quarter and is lower than the pre-tax change due to the greater utilization of municipal bonds. For the full year, pre-tax and after tax investment income were down 13% and 8%, respectively as the result of lower available rates, principally on short-term investments.

Shareholder’s equity decreased $13.8 million or $.67 per share in the fourth quarter, including a $6.4 million decline in unrealized gains, cash dividends paid of $3.7 million ($.25 per share) and $2.9 million used to repurchase company stock on the open market. The company repurchased 169,000 of Class A and Class B common stock at an average price of $16.97 in the quarter reducing total shares outstanding to 14,786,000. Nearly 2.5 million shares remain in the company’s repurchase authorization. For the year, shareholders equity decreased $50.7 million or $2.66 per share, including $15.1 million in dividends paid and $8.9 million of stock repurchases averaging $19.52 per share. Book value at December 31, 2008 was $22.32 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Wednesday, February 4, 2009 at 11:00 AM ET(New York time) to discuss results for the fourth quarter ended December 31, 2008.

To participate via teleconference, investors may dial 888-668-1636 (U.S./Canada) or 913-312-0824 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through February 11, 2009 by calling 888-203-1112 or 719-457-0820 and referencing passcode 8247166.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com. The webcast will be archived on the site until February 4, 2010.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008		2007

Operating revenue	$52,911	$51,535		$204,679	$203,667
Net investment gains (losses)	(11,774)	24,429		(44,274)	40,096

Total revenue	$41,137	$75,964		$160,405	$243,763

Operating income	$7,770	$4,535		$23,324	$29,069
Net investment gains (losses),
net of federal income taxes	(7,653)	15,879		(28,778)	26,062

Net income (loss)	$117	$20,414		($ 5,454)	$55,131

Per share data - diluted:
Average number of shares	14,880	15,230		15,080	15,189

Operating income	$.52	$.30		$1.55	$1.91
Net investment gains (losses)	(.51)	1.04		(1.91)	1.72

Net income (loss)	$.01	$1.34	$	( .36)	$3.63

Dividends paid to shareholders	$.25	$.35		$1.00	$1.65

Annualized return on average
shareholders' equity:
Operating income	9.8%	5.4%		7.1%	8.9%
Net income (loss)	0.1%	24.3%		-1.7%	16.9%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	90.8%	100.6%		94.4%	91.1%
Including fee income	89.7%	99.0%		93.0%	89.5%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.